Exhibit 5.3

CONSENT OF EXPERT

I, Renato Petter, of Yamana Gold Inc., hereby consent to the inclusion and incorporation by reference in this registration statement on Form F-10 of Yamana Gold Inc., including any amendments thereto and any documents incorporated by reference therein (the “Registration Statement”) of references to and information derived from mineral reserve estimates for the Fazenda Brasileiro, Sao Vicente, Agua Rica and Gualcamayo properties as at December 31, 2008 and the reports entitled “Technical Report Update, Gualcamayo Project” dated February 2009 and “Chapada Copper-Gold Project, Goiàs State, Brazil, Technical Report Pursuant to National Instrument 43-101 of the Canadian Securities Administrators” dated February 2009 (collectively, the “Incorporated Information”).  I also consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

/s/ Renato Petter
Name: Renato Petter, Professional Engineer
Title: Technical Services Director

Date: March 31, 2009